Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Staples, Inc. 2014 Stock Incentive Plan of Staples, Inc. of our reports dated March 6, 2014, with respect to the consolidated financial statements and schedule of Staples, Inc. and the effectiveness of internal control over financial reporting of Staples, Inc. included in its Annual Report (Form 10-K) for the year ended February 1, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 11, 2014
Boston, Massachusetts